Exhibit 99.1
Dana Holding Corporation Announces the Upsizing
and Pricing of Common Stock Offering
TOLEDO, Ohio – September 23, 2009 – Dana Holding Corporation (NYSE: DAN) today announced that it has priced a public offering of 34 million shares of its common stock at $ 6.75 per share. The size of the common stock offering has been increased from the previously announced 27 million shares. In conjunction with the offering, Dana has granted the underwriters a 30-day option to purchase up to 5.1 million additional shares. Goldman, Sachs & Co. is serving as the sole book-runner, with Citi, J.P. Morgan, Barclays Capital, Deutsche Bank Securities and UBS Investment Bank serving as co-managers for the offering.
Dana has indicated that it intends to use the net proceeds for general corporate purposes including flexibility for future expansion and restructuring of operations. Additionally, in accordance with the terms of its credit agreement, the company will use approximately 50 percent of the proceeds to repay debt.
The shares will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (SEC). A final prospectus supplement related to the offering will be filed with the SEC and will be available on its Web site: www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from Goldman, Sachs, & Co. via telephone at: (866) 471-2526; via facsimile at: (212) 902-9316; via e-mail at: prospectus-ny@ny.email.gs.com; or via standard mail at Goldman, Sachs, & Co., Prospectus Department, 85 Broad Street, New York, N.Y. 10004.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 22,500 people in 26 countries and reported 2008 sales of $8.1 billion.

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Chuck Hartlage:	419.887.5123

Investor Contact
Lillian Etzkorn:	419.887.5160
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